Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
VICTORIA DIVISION

In re:	§	Chapter 11
§
BPZ Resources, Inc.,	§	Case No.: 15-60016 (DRJ)
§
Debtor.	§

NOTICE OF OCCURRENCE OF EFFECTIVE DATE
OF DEBTOR’S CHAPTER 11 PLAN OF LIQUIDATION

PLEASE TAKE NOTICE that on November 12, 2015, the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) [Dkt. No. 381] confirming the Second Amended Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code, dated October 1, 2015 (the “Plan”) [Dkt. No. 345]. 1

PLEASE TAKE FURTHER NOTICE that on December 31, 2015, the Effective Date under the Plan occurred and the Plan was substantially consummated.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article II.A. of the Plan, any request for payment of an Administrative Claim (other than a claim for Professional Fees or U.S. Trustee Fees) must, no later than February 1, 2016, be filed with the Bankruptcy Court and served on the Liquidating Trustee (BPZ Liquidating Trust, 606 Post Road East #624, Westport, CT 06880). FAILURE TO FILE AND SERVE SUCH REQUEST FOR PAYMENT OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE CLAIM BEING FOREVER BARRED AND DISCHARGED.

PLEASE TAKE FURTHER NOTICE that, pursuant to Article II.B. of the Plan, any Professional seeking an award by the Bankruptcy Court of an Allowed Administrative Claim on account of Professional Fees incurred from the Petition Date through and including the Effective Date shall, no later than February 15, 2016, file with the Bankruptcy Court a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through and including the Effective Date. FAILURE TO TIMELY FILE A FINAL FEE APPLICATION SHALL RESULT IN THE RELEVANT PROFESSIONAL FEE CLAIM BEING FOREVER DISALLOWED AND BARRED.

PLEASE TAKE FURTHER NOTICE that a copy of the Confirmation Order, the Plan and all exhibits thereto may be obtained: (i) free of charge from the Debtor’s noticing agent, Kurtzman Carson Consultant LLC’s dedicated website related to the Debtor’s chapter 11 case at http://www.kccllc.net/bpz; (ii) inspected during regular business hours at the office of the clerk of the Bankruptcy Court, United States Bankruptcy Court for the Southern District of Texas, Victoria Division, 515 Rusk Avenue Houston, Texas 77002; or (iii) by accessing the website maintained by the United States Bankruptcy Court at https://ecf.txsb.uscourts.gov/.

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Dated: December 31, 2015
HAWASH MEADE GASTON NEESE & CICACK LLP

By:
WALTER J. CICACK
Texas State Bar No. 04250535
2118 Smith Street
Houston, Texas 77002
Telephone: (713) 658-9001
Facsimile: (713) 658-9011

and

STROOCK & STROOCK & LAVAN LLP
Kristopher M. Hansen (admitted pro hac vice)
Frank A. Merola (admitted pro hac vice)
Matthew G. Garofalo (admitted pro hac vice)
180 Maiden Lane
New York, NY 10038
Telephone: (212) 806-5400
Facsimile: (212) 806-6006

ATTORNEYS FOR THE DEBTOR AND DEBTOR-IN-POSSESSION

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